For Immediate Release

FORWARD INDUSTRIES' CHIEF EXECUTIVE TO REMAIN WITH THE COMPANY

Will Announce 2006 Results of Operations on Monday November 20, 2006

Pompano Beach, FL - November 16, 2006 - Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carrying case solutions, announced today that Jerome E. Ball, Chairman and Chief Executive Officer, will remain as CEO of the Company and complete his term of office that is scheduled to expire December 31, 2007. The Company's Board of Directors unanimously accepted Mr. Ball's decision and has discontinued its search for a successor to Mr. Ball.  In July 2006, Forward announced that Mr. Ball planned to retire from the CEO position in December 2006 and remain as non-executive Chairman of the Company's Board of Directors.

Mr. Ball, who became CEO eight years ago, continues to believe in Forward's long-term business prospects, and wants to remain integrally involved in executing the business plan.

In a separate matter, the Company announced that it now plans to release its results of operations for the Fiscal year ended September 30, 2006 on Monday, November 20 2006 after the market closes, rather than this evening as previously announced.

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the "Motorola" brand name.  Forward's products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Statements in this press release other than statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any obligation to update these forward-looking statements.

CONTACT: Forward Industries, Inc. Jerome E. Ball, CEO (954) 419-9544	-or-	INVESTOR RELATIONS COUNSEL The Equity Group Inc. Loren G. Mortman (212) 836-9604 LMortman@equityny.com www.theequitygroup.com

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